Exhibit 4.1
EXECUTION VERSION
AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT
     This Amendment No. 1 (this “Amendment”), dated as of April 11, 2010, between DynCorp International Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon (formerly known as “The Bank of New York”), a New York banking corporation, as Rights Agent (the “Rights Agent”), to the Rights Agreement, dated as of May 3, 2006, between the Company and the Rights Agent (the “Rights Agreement”); all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.
     WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of April 11, 2010 (as amended, supplemented, modified or replaced from time to time, the “Merger Agreement”), among Delta Tucker Holdings, Inc. a Delaware corporation (“Parent”), Delta Tucker Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and the Company;
     WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Merger Agreement), are advisable and are fair to and in the best interests of the Company and its stockholders;
     WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement, that it is necessary and desirable to amend the Rights Agreement to (i) exempt the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement as set forth in this Amendment and (ii) provide for the expiration of the Rights Agreement immediately prior to the consummation of the Merger;
     WHEREAS, Section 27 of the Rights Agreement provides that the Company may in its sole and absolute discretion from time to time supplement and amend the Rights Agreement without the approval of any holders of the Rights, except with respect to amendments that would have an adverse effect on any Exempted Entity;
     WHEREAS, the Company has determined that this Amendment will not have an adverse effect on an Exempted Entity; and
     WHEREAS, pursuant to Section 27, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.
     NOW THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:
     Section 1. Amendment to Section 1(a).
          1.1 Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither Delta Tucker Holdings, Inc., a Delaware corporation (“Parent”), nor Delta Tucker Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), nor any of Parent’s Affiliates or Associates shall become or be deemed to be an Acquiring Person as a result of (i) the approval, execution, delivery or performance of the Agreement and Plan of Merger, dated as of April 11, 2010, among Parent, Merger Sub and the Company (as amended, supplemented, modified or replaced from time to time, the “Merger Agreement”), (ii) the consummation of the Merger (as defined in the Merger Agreement), (iii) the consummation of any other transaction contemplated in the Merger Agreement, including (x) the cancellation of Common Stock pursuant to Article IV of the Merger Agreement and the conversion of each Share other than any Excluded Share into the right to receive the Per Share Merger Consideration (in each case as defined in the Merger Agreement) and (y) the approval, execution, delivery or performance of the Voting Agreement (as amended, supplemented, modified or replaced from time to time, the “Voting Agreement”), dated as of April 11, 2010 between Parent, Merger Sub and the Stockholders listed on Annex A thereto, or (iv) the public announcement of any of the foregoing.”
     Section 2. Amendment to Section 1(ll). Section 1(ll) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated in the Merger Agreement, including (x) the cancellation of Common Stock pursuant to Article IV of the Merger Agreement and the conversion of each Share other than any Excluded Share into the right to receive the Per Share Merger Consideration (in each case as defined in the Merger Agreement) pursuant to the Merger Agreement and (y) the approval, execution, delivery or performance of the Voting Agreement, or (iv) the public announcement of any of the foregoing.”
     Section 3. Amendment to Section 3. Section 3 of the Rights Agreement is hereby amended and supplemented by adding the following proviso to the end of the first sentence thereof:
“; provided that notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated in the Merger Agreement, including (x) the cancellation of Common Stock pursuant to Article IV of the Merger Agreement and the conversion of each Share other than any Excluded Share into the right to receive the Per Share Merger Consideration (in each case as defined in the Merger Agreement) pursuant to the Merger Agreement and (y) the approval, execution, delivery or performance of the Voting Agreement, or (iv) the public announcement of any of the foregoing.”
     Section 4. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding anything to the contrary in this Agreement, immediately prior to the Effective Time (as defined in the Merger Agreement) this Agreement shall automatically terminate (without any further action of the parties hereto), all Rights established hereunder shall automatically expire and such time shall be deemed the Expiration Date for all purposes of this Agreement.”
     Section 5. Notice Requirement. The Company shall give the Rights Agent prior written notice of the anticipated Effective Time (as defined in the Merger Agreement); provided, however, that failure to notify the Rights Agent of the anticipated Effective Time shall not in any way affect the time at which the Rights cease to be exercisable pursuant to the foregoing sentence; provided, further, that until such written notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Effective Time has not occurred.
     Section 6. Effective Date; Certification. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by the Board of Directors of the Company, hereby certifies to the Rights Agent that the amendment to the Rights Agreement set forth in this Amendment is in compliance with Section 27 of the Rights Agreement.
     Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by, and construed in accordance with, the law of such State; provided, however that the rights, obligations and duties of the Rights Agent hereunder shall be governed by, and construed in accordance with the laws of the State of New York. The parties agree that, all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

     Section 8. Severability. The terms, provisions, covenants or restrictions of this Amendment shall be deemed severable and the invalidity or unenforceability of any term, provision, covenant or restriction shall not affect the validity or enforceability of the other term, provision, covenant or restriction hereof. If any term, provision, covenant or restriction of this Amendment, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable term, provision, covenant or restriction shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable term, provision, covenant or restriction and (b) the remainder of this Amendment and the application of such term, provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such term, provision, covenant or restriction, or the application thereof, in any other jurisdiction.
     Section 9. Notice. The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.
     Section 10. No Other Effect. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.
     Section 11. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

DYNCORP INTERNATIONAL INC.

By:	/s/ William L. Ballhaus
Name:	William L. Ballhaus
Title:	President and Chief Executive Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Eliesee Guardiola
Name:	Eliesee Guardiola
Title:	Relationship Manager

6